Exhibit 10.83

June 1, 2001

Williamson Z. Bradford, MD, PhD

[Address]

Dear Bill:

On behalf of InterMune Pharmaceuticals, Inc. (The “Company”), we are pleased to offer you the position of Director, Clinical Research, reporting to Executive Vice President, Medical & Scientific Affairs, James E. Pennington, M.D.

The terms of your employment will be as follows:

Your starting salary will be $175,000 per year.  The Company will provide you with a one-time $25,000 signing bonus that is subject to full payback by you if employment is terminated by you prior to one year after your start date.  As a full-time employee of the Company, you will be eligible for the Company’s standard benefits package including medical, dental, vision as well as the employee stock purchase program, 401K Retirement Plan and our Cafeteria Plan.  Your position is exempt, and you will not be eligible for overtime.

Subject to approval of the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase 50,000 shares of the Company’s common stock.  Your right to exercise the shares of this option will be subject to a vesting schedule, such that 50,000 shares of your option will be fully vested at the end of four years completed employment.  The grant will be made by the Compensation Committee of the Company’s Board of Directors at its next meeting after your first day of employment.  The exercise price will be the same as the closing price of the Company’s Common Stock on the Nasdaq Exchange on the day before the meeting.  Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff.  The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement.  In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any previous employer.  Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through end of day June 18, 2001.  Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral.  Any additions or modifications of these terms must be in writing and signed by you and an officer of the Company.  Your anticipated start date is July 23, 2001.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you.  We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please accept this offer by signing and returning the enclosed duplicate original of this letter to me.  If you have any questions, please call me or Mireya Ono in the office.

Very truly yours,

/s/ James E. Pennington
James E. Pennington, MD
Executive Vice President, Medical & Scientific Affairs

UNDERSTOOD AND ACCEPTED:

/s/ Williamson Z. Bradford	June 14, 2001
Williamson Z. Bradford	Date